Exhibit 99.1

Press Release Dated January 17, 2018

NEWS RELEASE

January 17, 2018

Farmers Capital Bank Corporation Announces Fourth Quarter Earnings

Net Loans Increase 4.0% for Quarter

Tax Adjustment Drives Net Loss for Quarter

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) reported a net loss of $1.4 million or $.19 per common share for the quarter ended December 31, 2017 compared to net income of $5.3 million or $.71 per common share for the quarter ended September 30, 2017 and $2.5 million or $.34 per common share for the year-ago quarter. Net income for the twelve months ended December 31, 2017 was $11.7 million or $1.56 per common share compared to $16.6 million or $2.21 per common share for the prior twelve months. During the fourth quarter of 2017, the Company recorded an income tax expense adjustment of $5.9 million related to the 2017 Tax Cuts and Jobs Act (“Tax Act”) that was signed into law during December. The adjustment relates to revaluing its net deferred tax assets using the new lower corporate federal income tax rate of 21% effective January 1, 2018, a reduction from the current rate of 35%.

“The one-time adjustment to income tax expense of $5.9 million resulted in a net loss for the quarter. However, our core or non-GAAP adjusted net income was $4.4 million or $.59 per common share when excluding this tax adjustment,” says Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “While the reduced tax rate resulted in lower net income for the current quarter, the Company will benefit from the lower rate going forward.”

Non-GAAP adjusted net income excludes the tax expense related to the Tax Act adjustment during the fourth quarter of 2017 and the after-tax expenses related to the Company’s consolidation and integration of its subsidiaries announced during the third quarter of 2016. Non-GAAP adjusted net income for the fourth quarter of 2017 was $4.4 million, which excludes the Tax Act adjustment. For the twelve months ended December 31, 2017, non-GAAP adjusted net income was $17.9 million or $2.38 per common share, which excludes the Tax Act adjustment and pre-tax expenses of $472 thousand ($307 thousand after tax) related to the Company’s consolidation of its subsidiaries. There were no non-GAAP adjustments to net income for the third quarter of 2017.

Non-GAAP adjusted net income for the three and twelve months ended December 31, 2016 was $3.1 million or $.41 per common share and $17.3 million or $2.31 per common share, which excludes pre-tax consolidation expenses of $814 thousand ($529 thousand after tax) and $1.1 million ($697 thousand after tax) for those periods, respectively. The Company completed the subsidiary consolidation in February 2017. Refer to the heading captioned “Use of Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

Farmers Capital Bank Corporation * Page 1 of 9

Summary

Linked Quarter Comparison	Twelve Month Comparison

●  Net income down $6.7 million

●  Expense related to Tax Act of $5.9 million

●  Non-GAAP adjusted net income down $878 thousand or 16.5%[1]

●  Loans up $40.2 million or 4.0% to $1.0 billion

●  Nonperforming assets down $11.5 million or 35.5% to $20.9 million

●  Net interest income up $184 thousand or 1.3%

●  Net interest margin 3.71% compared to 3.67%

●  Provision for loan losses of $87 thousand compared to a credit of $379 thousand

●  Shareholders’ equity down $4.3 million or 2.2%

●  Tangible book value per common share is $25.72, down $.58 or 2.2%

●  Net income down $4.9 million or 29.6%

●  Expense related to Tax Act of $5.9 million

●  Non-GAAP adjusted net income up $562 thousand or 3.2%[1]

●  Loans up $64.3 million or 6.6%

●  Nonperforming assets down $19.2 million or 47.9%

●  Net interest income up $3.2 million or 6.0%

●  Net interest margin 3.67% compared to 3.36%

●  Credit to provision for loan losses of $211 thousand compared to $644 thousand

●  Gain on early extinguishment of debt of $4.1 million in first quarter of 2016

●  Shareholders’ equity up $9.3 million or 5.0%

●  Tangible book value per common share up $1.21 or 4.9%

1Refer to the heading captioned “Use of Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

“We have been optimistic about loan demand for some time, and this quarter we had an increase in loans of $40.2 million or 4.0%, and net loan growth for the year of $64.3 million or 6.6%,” says Mr. Hillard. “This marks the largest quarterly increase since the second quarter of 2007 and the largest annual increase since 2007.”

“Nonperforming assets are down $11.5 million or 35.5% for the quarter and $19.2 million or 47.9% from a year ago,” continues Mr. Hillard. “During the quarter, the largest restructured loan was upgraded to performing status as a result of the underwriting and approval of a new loan. Although this loan has been a performing restructured loan for many years, legal issues between the borrower and a third party previously prevented the loan from being refinanced. This refinancing drove a $10.9 million or 41.5% decline in nonperforming loans. At $15.4 million, nonperforming loans are at the lowest level since the third quarter of 2007.”

A summary of nonperforming assets follows for the periods indicated.

(In thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Nonaccrual loans	$3,887	$3,949	$4,427	$5,182	$6,423
Loans 90 days or more past due and still accruing	-	32	2	3	-
Restructured loans	11,482	22,276	22,415	22,551	22,942
Total nonperforming loans	15,369	26,257	26,844	27,736	29,365

Other real estate owned	5,489	6,106	6,187	8,000	10,673
Other foreclosed assets	-	-	-	-	-
Total nonperforming assets	$20,858	$32,363	$33,031	$35,736	$40,038

Ratio of total nonperforming loans to total loans	1.5%	2.6%	2.7%	2.8%	3.0%
Impact of restructured loans	(1.1)	(2.2)	(2.3)	(2.3)	(2.3)
Ratio, excluding restructured loans	0.4%	0.4%	0.4%	0.5%	0.7%

Ratio of total nonperforming assets to total assets	1.2%	1.9%	2.0%	2.1%	2.4%
Impact of restructured loans	(0.6)	(1.3)	(1.4)	(1.3)	(1.4)
Ratio, excluding restructured loans	0.6%	0.6%	0.6%	0.8%	1.0%

Farmers Capital Bank Corporation * Page 2 of 9

Activity during the current quarter for nonaccrual loans, restructured loans, and other real estate owned follows:

(In thousands)	Nonaccrual Loans	Restructured Loans	Other Real Estate Owned
Balance at September 30, 2017	$3,949	$22,276	$6,106
Additions	799	-	-
Principal paydowns	(571)	(59)	-
Transfers to performing status	(41)	(10,735)	-
Transfers to other real estate owned and other changes, net	(228)	-	228
Charge-offs/write-downs	(21)	-	(209)
Proceeds from sales	-	-	(749)
Net gain on sales	-	-	113
Balance at December 31, 2017	$3,887	$11,482	$5,489

Restructured loans declined primarily due to a $10.7 million credit secured by commercial real estate that refinanced during the quarter and was upgraded to performing status. Sales of repossessed real estate (“OREO”) during the quarter include one larger-balance residential real estate property with a carrying value of $363 thousand and a related loss of $26 thousand.

The allowance for loan losses was $9.8 million or 0.94% of loans outstanding at December 31, 2017. At September 30, 2017 and year-end 2016, the allowance for loan losses was $9.0 million or 0.91% and $9.3 million or 0.96% of loans outstanding, respectively. Net loan recoveries were $648 thousand in the current three months compared with $205 thousand in the linked quarter.

Fourth Quarter 2017 Compared to Third Quarter 2017

●

The Company reported a net loss of $1.4 million or $.19 per common share for the fourth quarter of 2017, down $6.7 million or $.90 per common share compared to net income of $5.3 million or $.71 per common share in the linked quarter. The decline in net income is primarily attributed to the $5.9 million Tax Act adjustment discussed above. The provision for loan losses increased $466 thousand, noninterest expense was up $532 thousand or 4.2%, and noninterest income decreased $442 thousand or 7.9%.

●

Non-GAAP adjusted net income was $4.4 million or $0.59 per common share for the current quarter. Non-GAAP adjusted net income excludes the $5.9 million Tax Act adjustment. There were no non-GAAP adjustments to net income for the third quarter of 2017. Refer to the heading captioned “Use of Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

●

Net interest income was up $184 thousand or 1.3% compared with the linked quarter. The increase was driven by higher interest income of $111 thousand or 0.7%, and lower interest expense of $73 thousand or 8.2%. Interest income on loans declined $43 thousand or 0.4%. The linked quarter included the collection of $120 thousand related to two nonaccrual loans that fully paid off during the quarter. Interest income on investment securities increased $146 thousand or 6.0% in the comparison. Interest expense on deposits was unchanged and interest expense on borrowed funds decreased $73 thousand or 20.7% in the comparison.

●

Net interest margin was 3.71% for the current quarter, an increase of four basis points from 3.67% in the linked quarter. Net interest spread was 3.62% and 3.57% in the current and linked quarters, respectively. Overall cost of funds decreased two basis points to 0.30%. Net interest margin and spread were positively impacted three basis points each for the linked quarter related to the collection of interest on the nonaccrual loans identified above.

●

The Company recorded a provision for loan losses of $87 thousand for the current quarter compared to a credit to the provision of $379 thousand for the linked quarter. The provision for the current quarter was driven by loan growth of $40.2 million or 4.0% and an increase to specific reserves on impaired loans of $394 thousand or 14.1%, partially offset by net recoveries of $648 thousand. The overall credit quality of the loan portfolio continued to improve during the quarter. Nonperforming, watch list, and impaired loans each declined compared with the linked quarter.

●

Noninterest income was $5.2 million for the current quarter, down $442 thousand or 7.9% in the comparison. The decrease in noninterest income is mainly driven by lower income from company-owned life insurance of $252 thousand, lower trust income of $74 thousand or 10.2%, and a decline in nondeposit services charges, commissions, and fees of $73 thousand or 5.4%. Income from company-owned life insurance in the linked quarter included $245 thousand attributed to a tax-free death benefit received in excess of the cash surrender value. The decrease in trust income was mostly attributed to lower estate fees of $64 thousand. The decline in nondeposit service charges, commissions, and fees was driven by lower interchange fees of $53 thousand or 6.4%.

Farmers Capital Bank Corporation * Page 3 of 9

●

Noninterest expenses were $13.2 million, up $532 thousand or 4.2% compared to the linked quarter. The increase is primarily due to higher salary and employee benefit expense of $415 thousand or 5.7% and an increase in legal expenses of $209 thousand, partially offset by a decline in expenses related to repossessed real estate of $187 thousand or 59.2%. Salary and benefit expense for the current quarter includes incentive pay accruals of $500 thousand, up $243 thousand from the linked quarter, related to the Company’s Board-approved incentive plans put in place for 2017. These plans include the Company’s executive management team and certain other designated officers throughout the corporation. Salaries and related payroll taxes increased $199 thousand or 3.4% mainly from higher accruals related to paid time off.

●

Legal expenses during the linked quarter include the receipt of a $197 thousand insurance payment for reimbursement of expenses previously incurred. The decrease in expenses related to repossessed real estate was driven by a higher net gain on the sale of properties of $90 thousand and lower maintenance and operating costs of $71 thousand.

●

Income tax expense was $7.6 million for the fourth quarter of 2017, an increase of $5.5 million compared to $2.1 million for the third quarter. For the current quarter, income tax expense includes $5.9 million related to the 2017 Tax Act. Excluding the Tax Act adjustment, the effective income tax rate for the current quarter was 27.7% compared to 28.1% for the linked quarter.

Fourth Quarter 2017 Compared to Fourth Quarter 2016

●

The Company recorded a net loss of $1.4 million for the fourth quarter of 2017, a decrease of $4.0 million or $.53 per common share compared to net income of $2.5 million or $.34 per common share for the fourth quarter of 2016. The decline in net income is primarily attributed to the $5.9 million Tax Act adjustment discussed above. Net interest income was up $753 thousand or 5.6%. Noninterest income and noninterest expenses were down $166 thousand and $2.0 million, respectively, in the comparison.

●

Non-GAAP adjusted net income was $4.4 million or $0.59 per common share for the current quarter. Non-GAAP adjusted net income excludes the Tax Act adjustment. For the three months ended December 31, 2016, non-GAAP adjusted net income was $3.1 million or $.41 per common share, which excludes after-tax consolidation expenses of $529 thousand. Refer to the heading captioned “Use of Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

●

The increase in net interest income of $753 thousand was driven by higher interest income of $645 thousand or 4.5%, combined with lower interest expense of $108 thousand or 11.6%. Interest income on loans was up $344 thousand or 2.9%. Interest income on investment securities was up $108 thousand or 4.4%. Interest expense on deposits was up $8 thousand or 1.5%, while interest expense on borrowed funds declined $116 thousand or 29.3%.

●

Net interest margin was 3.71% for the current quarter, up 14 basis points compared with 3.57% a year earlier. Net interest spread was 3.62% and 3.48% in the current and year-ago quarters, respectively. Overall cost of funds decreased three basis points to 0.30%, mainly as a result of the balance sheet deleveraging transaction discussed above.

●

The company recorded a provision for loan losses of $87 thousand and $175 thousand for the current and year-ago quarters, respectively. The provision for the current quarter was driven by loan growth of $40.2 million or 4.0% and an increase to specific reserves on impaired loans of $394 thousand or 14.1%, partially offset by net recoveries of $648 thousand. Nonperforming, watch list, and impaired loans each declined compared with the year-ago quarter. Historical loss rates continued to improve as a result of lower recent charge-off activity.

●

Noninterest income was $5.2 million, down $166 thousand or 3.1% in the comparison. The decline was driven by lower net gains on the sale of mortgage loans of $100 thousand or 40.5%, related to lower sales volume of $5.6 million or 57.8%. Nondeposit service charges, commission, and fees decreased $98 thousand or 7.1% due to small declines across several line items. Allotment processing fees declined $71 thousand or 9.8%, mainly due to lower processing volume. Offsetting these declines was an increase in net gains on disposal of fixed assets of $86 thousand.

Farmers Capital Bank Corporation * Page 4 of 9

●

Noninterest expenses were $13.2 million for the current quarter, down $2.0 million or 13.0% compared to the year-ago quarter. The decrease was primarily the result of lower salaries and employee benefits expense of $1.1 million or 12.7% and lower expenses related to repossessed real estate of $594 thousand or 82.2%. Salary and employee benefit expense in the fourth quarter of 2016 included $601 thousand of severance pay accruals related to the consolidation of subsidiaries. Salaries and related payroll taxes were down $566 thousand or 8.5%, driven by the reduction in workforce compared to the prior year. Employee benefits expense declined $462 thousand or 29.3%, mostly due to the reduction in workforce resulting in lower claims activity related to the Company’s self-funded health insurance plan. These declines were partially offset by $500 thousand of incentive pay accruals in the current quarter.

●

Expenses related to repossessed real estate were down primarily as a result of a net gain on the sale of properties of $113 thousand in the current quarter compared to a net loss of $503 thousand in the year-ago quarter. Data processing and communications expense declined $119 thousand or 10.0%, driven by $165 thousand recorded in the fourth quarter of 2016 related to the consolidation.

●

Income tax expense was $7.6 million for the current quarter, an increase of $6.6 million compared to $931 thousand for the fourth quarter of 2016. The current quarter includes $5.9 million related to the 2017 Tax Act. Excluding the Tax Act adjustment, the effective income tax rate for the current quarter was 27.7% compared to 26.8% for the year-ago quarter.

Twelve-month Comparison

●

Net income was $11.7 million for the twelve months ended December 31, 2017, a decrease of $4.9 million or 29.6% compared to $16.6 million the prior year. On a per common share basis, net income was $1.56, down $.65 in the comparison. The decline in net income is primarily attributed to the $5.9 million Tax Act adjustment discussed above. Net interest income was up $3.2 million or 6.0% in the comparison. The credit to the provision for loan losses decreased $433 thousand. Noninterest income and noninterest expense declined $10.0 million or 32.1% and $8.6 million or 14.0%, respectively.

●

Non-GAAP adjusted net income was $17.9 million or $2.38 per common share for the current year and $17.3 million or $2.31 per common share for 2016. Non-GAAP adjusted net income for the current year excludes the Tax Act adjustment and after-tax consolidation expenses of $307 thousand. For 2016, non-GAAP adjusted net income excludes after-tax consolidation expenses of $697 thousand. Refer to the heading captioned “Use of Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

●

Net interest income increased $3.2 million or 6.0% in the twelve-month comparison. The increase was driven by lower interest expense of $3.2 million or 48.0%, partially offset by a decline in interest income of $85 thousand or 0.1%. Interest expense on deposits and borrowed funds were down $219 thousand or 9.3% and $3.0 million or 68.8%, respectively. Interest income on investment securities decreased $1.4 million or 12.1%. Interest income on loans was up $813 thousand or 1.7%, boosted by the collection of $158 thousand related to three nonaccrual loans that fully paid off during the period and a $73 thousand prepayment fee. The prior year includes the collection of $236 thousand related to a nonaccrual loan that fully paid off during the year-ago first quarter.

●

The decline in interest income on investment securities and interest expense on borrowed funds is primarily a result of lower average balances of investment securities and long-term borrowings. As part of its balance sheet deleveraging transaction during the third quarter of 2016, the Company used excess cash and proceeds from the sale of investment securities to fund the early repayment of $100 million of high fixed-rate borrowings.

●

Net interest margin was 3.67% for 2017, up 31 basis points compared with 3.36% for 2016. Net interest spread was 3.57% and 3.21% in the current and year-ago periods, respectively. Overall cost of funds decreased 24 basis points to 0.32%.

●

The company recorded a credit to the provision for loan losses of $211 thousand and $644 thousand in 2017 and 2016, respectively. The credit in the current period was driven by net recoveries of $650 thousand. Nonperforming, watch list, and impaired loans each declined in the comparison. Historical loss rates continued to improve as lower recent charge-off activity has replaced higher levels that had been included in the early part of the Company’s look-back period used in its allowance for loan losses methodology.

●

Noninterest income was $21.2 million, down $10.0 million or 32.1% in the comparison. The decline is mainly attributed to the $4.1 million gain during the first quarter of 2016 related to the early extinguishment of debt, lower net gains on the sale of investment securities of $3.9 million due to the balance sheet deleveraging transaction during 2016 discussed above, and $1.5 million in payments received during 2016 related to a litigation settlement.

Farmers Capital Bank Corporation * Page 5 of 9

●

Other significant changes to components of noninterest income include a decline in allotment processing fees of $516 thousand or 16.0% due primarily to lower processing volume. Net gains on the sale of mortgage loans were down $280 thousand or 29.7%, mainly related to lower sales volume of $12.2 million or 33.3%. Nondeposit service charges, commissions, and fees decreased $211 thousand or 3.8% due to small declines across several line items.

●

Service charges and fees on deposits were up $131 thousand or 1.7%. The increase was primarily driven by higher service charges related to demand deposits and savings accounts of $126 thousand or 12.9% and $62 thousand or 65.5%, respectively, partially offset by lower dormant account fees of $56 thousand or 2.1%. Income from company-owned life insurance was up $122 thousand or 12.0%, which is mainly attributed to the tax-free death benefits received in excess of the cash surrender value of $245 thousand during the current period, compared to $81 thousand during the prior year.

●

Noninterest expenses were $52.8 million in the current year, which include $472 thousand related to the consolidation of the Company’s subsidiaries. Compared to 2016, noninterest expenses were down $8.6 million or 14.0%. The decrease was primarily the result of the $3.8 million loss related to the early extinguishment of debt recorded in the third quarter of 2016 as discussed above. Salaries and employee benefits expense declined $2.0 million or 6.2% and expenses related to repossessed real estate were down $1.3 million or 61.4%.

●

Employee benefits decreased $1.5 million or 26.7%, primarily due to lower claims activity related to the Company’s self-funded health insurance plan of $951 thousand or 17.9% and a curtailment gain of $351 thousand recorded in the first quarter as a result of revaluing the Company’s postretirement benefits plan liability, each due to a reduction in workforce. The reduced workforce also drove the decline in salaries and related payroll taxes of $1.5 million or 5.8%. Severance pay accruals related to the consolidation were $301 thousand for 2017, down $301 thousand or 50.0% from 2016. These declines were partially offset by $1.3 million of incentive pay accruals in the current year.

●

Expenses related to repossessed real estate declined as a combination of a net gain on the sale of properties of $208 thousand in 2017 compared to a net loss of $473 thousand in 2016 and lower write-downs of $658 thousand or 45.3%. Legal expenses were down $388 thousand, led by the receipt of a $197 thousand insurance payment during the third quarter of 2017 as reimbursement for expenses previously incurred. Deposit insurance expense decreased $321 thousand or 38.2%, primarily due to lower assessment rates. Directors’ fees declined $183 thousand or 26.7%, mainly attributable to having fewer boards of directors due to the consolidation of subsidiaries during the first quarter of 2017. Other noninterest expenses include amounts related to the consolidation of the Company’s subsidiaries of $22 thousand for 2017, down $161 thousand or 88.0% from $183 thousand in 2016.

●

Income tax expense was $12.6 million for the current year, an increase of $6.2 million compared to $6.4 million for 2016. For 2017, income tax expense includes $5.9 million related to the 2017 Tax Act. Excluding the Tax Act adjustment, the effective income tax rate for the current year was 27.8% compared to 27.9% for 2016.

Balance Sheet

●

Total assets were $1.7 billion at December 31, 2017, an increase of $13.9 million or 0.8% from September 30, 2017. Loans were up $40.2 million or 4.0% and cash and cash equivalents increased $2.8 million or 2.4%. Investment securities are down $23.3 million or 5.2%.

●	The $40.2 million or 4.0% increase in the loan portfolio was driven by loans secured by residential real estate and real estate construction.
●

The allowance for loan losses was $9.8 million or 0.94% of loans outstanding at December 31, 2017 compared with $9.0 million or 0.91% at September 30, 2017. The $735 thousand increase in the allowance was the result of net recoveries of $648 thousand during the quarter and a provision for loan losses of $87 thousand. Net loan recoveries as a percentage of outstanding loans were 0.06% in the current quarter.

●

Total nonperforming assets were $20.9 million, a decrease of $11.5 million or 35.5% for the quarter. Nonperforming loans declined $10.9 million or 41.5% during the quarter, led by a $10.8 million or 48.5% decrease in performing restructured loans. The decline in restructured loans is primarily due to a $10.7 million credit secured by commercial real estate that refinanced during the quarter and was upgraded to performing status. The ratio of nonperforming loans to loans outstanding improved to 1.5% from 2.6% at September 30, 2017. Other real estate owned was $5.5 million at quarter-end, a decrease of $617 thousand.

Farmers Capital Bank Corporation * Page 6 of 9

●

Total deposits were $1.4 billion at quarter-end, up $18.1 million or 1.3% in the linked quarter comparison. Noninterest bearing and interest bearing deposits increased $5.4 million or 1.5% and $12.7 million or 1.3%, respectively.

●	Securities sold under agreements to repurchase declined $1.3 million or 3.6% during the quarter to $34.3 million. Other borrowings were relatively unchanged at $37.0 million.
●

Shareholders’ equity was $193 million, down $4.3 million or 2.2% for the quarter. The decline was due to other comprehensive loss of $2.0 million, net loss of $1.4 million, and dividends declared on common stock of $939 thousand.

●

On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for the Company’s subsidiary bank, United Bank & Capital Trust Company, exceeds “well-capitalized.”

Use of Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with the accounting principles generally accepted in the United States of America (“GAAP”), the financial information in this release contains non-GAAP financial measures, including adjusted net income and adjusted net income per common share. Adjusted net income and adjusted net income per common share reflect adjustments for expenses incurred in connection with the Company’s consolidation and integration of its subsidiaries announced during the third quarter of 2016. Additionally, adjusted net income and adjusted net income per common share exclude the income tax expense adjustment during the fourth quarter of 2017 of $5.9 million related to the Tax Act that was signed into law during December. Management believes providing these non-GAAP adjusted financial measures, combined with the primary GAAP presentation of net income and net income per common share, to be useful for investors to understand the Company’s results of operations in comparison to prior periods. It also considers them to be important supplemental measures of the Company’s performance. The non-GAAP financial measures should not be considered superior to, or a substitute for, financial measures calculated in accordance with GAAP. A reconciliation of non-GAAP adjusted net income and non-GAAP adjusted net income per common share is included in the tables below.

Farmers Capital Bank Corporation * Page 7 of 9

The Company’s methods for determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures. Accordingly, these non-GAAP financial measures may not be comparable to methods used by other companies.

Reconcilement of Non-GAAP Financial Measures

(In thousands, except per share data)
	Three Months Ended			Twelve Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Net (loss) income	$(1,435)	$5,312	$2,545	$11,688	$16,605
Adjustments:
Noninterest expense[1]
Severance costs	-	-	391	195	391
Data processing and systems integration	-	-	107	95	187
Other	-	-	31	17	119
Income tax expense related to 2017 Tax Act	5,869	-	-	5,869	-
Adjusted net income	$4,434	$5,312	$3,074	$17,864	$17,302

Basic and diluted net (loss) income per common share	$(.19)	$.71	$.34	$1.56	$2.21
Adjustments:
Noninterest expense[1]
Severance costs	-	-	.05	.03	.05
Data processing and systems integration	-	-	.02	.01	.03
Other	-	-	-	-	.02
Income tax expense related to 2017 Tax Act	.78	-	-	.78	-
Adjusted basic and diluted net income per common share	$.59	$.71	$.41	$2.38	$2.31

1All noninterest expense adjustments are net of tax using the 2017 marginal corporate Federal tax rate of 35%.

Farmers Capital Bank Corporation is a bank holding company with one bank subsidiary, United Bank & Capital Trust Company. The Company is headquartered in Frankfort, Kentucky and operates 34 banking locations in 21 communities throughout Central and Northern Kentucky, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, retention of key personnel, and the capability of the Company to successfully enter into, close, and realize the benefits of anticipated transactions. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation * Page 8 of 9

Consolidated Financial Highlights-Unaudited

(In thousands, except per share data)
	Three Months Ended			Twelve Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Interest income	$15,094	$14,983	$14,449	$59,286	$59,371
Interest expense	820	893	928	3,510	6,755
Net interest income	14,274	14,090	13,521	55,776	52,616
Provision for loan losses	87	(379)	175	(211)	(644)
Net interest income after provision for loan losses	14,187	14,469	13,346	55,987	53,260
Noninterest income	5,185	5,627	5,351	21,165	31,186
Noninterest expenses	13,240	12,708	15,221	52,823	61,400
Income before income tax expense	6,132	7,388	3,476	24,329	23,046
Income tax expense	7,567	2,076	931	12,641	6,441
Net (loss) income	$(1,435)	$5,312	$2,545	$11,688	$16,605

Basic and diluted net income per common share	$(.19)	$.71	$.34	$1.56	$2.21
Cash dividends declared per common share	.125	.10	.10	.425	.31

Averages
Loans, net of unearned interest	$1,001,515	$991,579	$959,578	$987,877	$956,463
Total assets	1,669,086	1,670,704	1,666,418	1,666,754	1,737,807
Deposits	1,366,943	1,367,236	1,359,499	1,367,100	1,363,025
Shareholders’ equity	198,171	195,653	186,877	192,625	185,668

Weighted average common shares outstanding – basic and diluted	7,516	7,514	7,508	7,513	7,504

Return on average assets	(.34)%	1.26%	.61%	.70%	.96%
Return on average equity	(2.87)%	10.77%	5.42%	6.07%	8.94%

	December 31, 2017	September 30, 2017	December 31, 2016
Cash and cash equivalents	$120,408	$117,608	$113,534
Investment securities	427,617	450,963	484,352
Loans, net of allowance of $9,783, $9,048, and $9,344	1,025,480	986,063	961,631
Other assets	100,367	105,342	111,513
Total assets	$1,673,872	$1,659,976	$1,671,030

Deposits	$1,379,903	$1,361,824	$1,369,907
Securities sold under agreements to repurchase	34,252	35,537	36,370
Other borrowings	36,985	37,027	52,152
Other liabilities	29,379	27,940	28,535
Total liabilities	1,480,519	1,462,328	1,486,964

Shareholders’ equity	193,353	197,648	184,066
Total liabilities and shareholders’ equity	$1,673,872	$1,659,976	$1,671,030

End of period tangible book value per common share[1]	$25.72	$26.30	$24.51
End of period per common share closing price	38.50	42.05	42.05

1Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

Farmers Capital Bank Corporation  *  Page 9 of 9